SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported): April 19, 1995


                          The Stanley Works
          (Exact name of registrant as specified in charter)


  Connecticut               1-5224              06-058860
(State or other          (Commission         (IRS Employer
jurisdiction of          File Number)        Identification No.)
incorporation)



1000 Stanley Drive, New Britain, Connecticut            06053
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(203) 225-5111



                         Not Applicable
   (Former name or former address, if changed since last report)















     Item 5.   Other Events.


               1.   On April 19, 1995, the Registrant issued a press release.

               Attached as Exhibit (21)(i) is a copy of the Registrant's press release. This Exhibit is incorporated herein by reference.



     Item 7.   Financial Statements, Pro Forma Financial Information and
               Exhibits.


               (21)(i)   Press release dated April 19, 1995
                         reporting on Stanley's first quarter sales and earnings.











































                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized



                                   THE STANLEY WORKS



Date: April 20, 1995               By:  \s\Stephen S. Weddle
                                   Name:  Stephen S. Weddle
                                   Title: Vice President,
                                          General Counsel
                                          and Secretary
























                                                Exhibit (21)(i)
APRIL 19, 1995

STANLEY REPORTS RECORD 1ST QUARTER SALES AND EARNINGS

New Britain, Connecticut...The Stanley Works today announced first quarter sales of $643 million which were 10% higher than the $586 million reported last year. Net earnings were $29 million compared with $26 million last year. Earnings per share of $.65 represented a 14% increase over earnings per share of $.57 reported for the first quarter 1994.

Richard H. Ayers, Chairman and Chief Executive Officer stated, "We are pleased to report that 1995 has begun with a continuation of the strong internal growth that we experienced last year. These volume gains, which are spread across all businesses, added 9% to sales during the quarter. This pattern reflects both the strength and diversity in the geographic markets and industries we serve as well as our aggressive initiatives to increase sales. Price increases also contributed a modest 1% to our sales total."

Mr. Ayers continued, "While our sales performance in this quarter achieved our targeted goal we are not as satisfied with our earnings improvement. However, we recognize that our commitment to the long-term growth of our company necessitates that we sacrifice some short-term profitability increases in order to accomplish strategic manufacturing rationalization as well as to invest in marketing and sales efforts to enhance future revenues."

Gross margins reported for the first quarter 1995 were 32.0%, compared with
32.7% reported in the same quarter last year.   Much of the decline in margin
was attributable to costs incurred in connection with closing a manufacturing plant and integrating production into existing facilities of the Mechanics Tools division. While these expenses are expected to continue into the second quarter, it is anticipated that the project will ultimately generate an overall positive contribution to earnings and the division's future competitive cost structure will be significantly enhanced. Operating expenses were 22.9% of sales compared with 22.8% in the prior year. Efficiencies realized from the increased sales volume were more than offset by planned expenditures targeted at geographic and new market expansion.

Interest-net expense for the first quarter was 1.2% of sales, or $7 million,
compared with 1.3% in the prior year.   Other-net expenses were $5 million, or
.7% of sales, compared with $9 million, or 1.5% of sales last year.   Other-net
in the prior year included some small non-recurring charges as well as higher foreign currency transaction losses.

Net sales in the United States for the first quarter increased 8%. Consistent with prior year trends, internal growth of 9% accounted for substantially all of the sales gain. Price increases contributed 1% to sales; however, this increase was more than offset by a 2% decline in sales due to divestiture activity. Operating margins of 10.3% reflected costs associated with the Mechanics Tools plant rationalization.

Europe continued the performance improvements begun last year with sales increasing 22% in the first quarter. Internal volume gains contributed 9% and price increases contributed 2%. The translation of strengthening European currencies increased sales by 11%. Operating margins improved to 11.5% from 11.0% in the prior year. Operating margin improvement would have improved further if not for the continuing impact of operating inefficiencies at our Acmetrack facility in France.

Net sales in Other Areas increased 5% over the prior year, reflecting internal growth of 6% realized across most regions. The net effect of price increases and currency translation decreased sales by 1%. Operating profits were $5.0 million compared with $5.9 million in the prior year.

Net sales for the Tools segment increased 10% for the quarter, primarily the result of volume gains of 8% realized across all businesses. Price increases added 2% to sales, however, this increase was partially offset by a 1% decrease due to divestiture activity. The effect of foreign currency translation increased sales by 1%. Operating profits of $53 million were 10% higher than the prior year and operating margins of 11.0% were unchanged.

Net sales for the Hardware segment increased 9% with 8% contributed by internal growth, primarily in the U.S. Foreign currency translation added 1%. Operating margins of 10.0% declined from 11.5% reported in the first quarter last year. While improvements in operating margins were realized over the fourth quarter 1994, the operational issues being addressed in our Acmetrack business in France continue to depress profits. Margins were also somewhat negatively impacted by a delay in seating U.S. price increases in certain product lines; however, these increases are now in place and should be reflected in operating profits later in the year.

Specialty Hardware sales increased 13% over the previous year. Internal volume increases in this segment continued to be substantial, with gains of 14% in the first quarter. The net effect of discounting and price changes decreased sales by 1%. Operating profits, which are generally lower in the first quarter for this segment, were 3.5% compared with 4.7% in the prior year. The decrease in margins reflects the timing of sales and marketing expenditures targeted at increasing sales volume in the doors business.

Commenting on the quarter and outlook for the year, Mr. Ayers stated:   "We are
pleased that we were able to achieve our targeted sales growth in the first quarter. This increased volume was realized through aggressive competitive efforts which provided good growth for our businesses despite weakness in the U.S. at the retail level and a decline in new housing activity. Our actions are continuing to produce positive incoming business activity, backlogs remain at high levels and we expect to produce solid sales results in the second quarter."

Mr. Ayers concluded, "We will continue with our efforts to improve our operations and business systems and to invest in developing new markets. While these expenditures may well impact quarterly comparisons our expectations are for solid improvement and a record year in 1995."


Contact:  Patricia McLean
          Manager, Corporate Communications
          (203) 827-3833

                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                            (Millions of Dollars)

                                                        FIRST QUARTER
                                                        1995     1994

  Net Sales                                         $  643.3 $  585.7

  Costs and Expenses
       Cost of sales                                   437.6    394.4
       Selling, general and
          administrative                               147.3    133.8
       Interest - net                                    7.5      7.4
       Other - net                                       4.6      8.8
                                                      -------  -------
                                                       597.0    544.4
                                                      -------  -------

  Earnings Before Income Taxes                          46.3     41.3

  Income Taxes                                          17.6     15.7
                                                      -------  -------

  Net Earnings                                      $   28.7 $   25.6
                                                      =======  =======
  Net Earnings Per Share of
       Common Stock                                 $   0.65 $   0.57
                                                      =======  =======

  Dividends per share                               $   0.35 $   0.34


  Average shares outstanding                          44,414   44,771
       (in thousands)

                    THE STANLEY WORKS AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEETS
                          (Millions of Dollars)


                                                     April 1    April 2
                                                        1995       1994
    ASSETS
    Cash and cash equivalents                       $    40.5  $    36.5
    Accounts receivable                                 428.7      389.6
    Inventories                                         406.6      327.5
    Other current assets                                 38.2       35.5
                                                      -------    -------
      Total current assets                              914.0      789.1

    Property, plant and equipment                       559.9      561.0
    Goodwill and other intangibles                      163.5      169.0
    Other assets                                         91.0       77.6
                                                      -------    -------
                                                    $ 1,728.4  $ 1,596.7
                                                      =======    =======
    LIABILITIES AND SHAREHOLDERS' EQUITY
    Short-term borrowings                           $   124.4  $    89.1
    Accounts payable                                    106.2       94.2
    Accrued expenses                                    194.1      178.0
                                                      -------    -------
       Total current liabilities                        424.7      361.3

    Long-term debt                                      406.2      380.1
    Other long-term liabilities                         147.6      161.0
    Shareholders' equity                                749.9      694.3
                                                      -------    -------
                                                    $ 1,728.4  $ 1,596.7
                                                      =======    =======

                     THE STANLEY WORKS AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Millions of Dollars)

                                                              FIRST QUARTER
                                                               1995   1994
   Operating Activities
     Net Earnings                                            $ 28.7 $ 25.6
     Depreciation and amortization                             21.9   21.2
     Other non-cash items                                       6.2    5.3
     Changes in operating assets
        and liabilities                                       (62.7) (58.0)
                                                              ------ ------
     Net cash used by
        operating activities                                   (5.9)  (5.9)

   Investing Activities
     Capital expenditures                                     (13.0) (13.2)
     Proceeds from sales of assets                              0.3    1.6
     Other                                                     (5.1)  (0.3)
                                                              ------ ------
     Net cash used by
        investing activities                                  (17.8) (11.9)

   Financing Activities
     Payments on long-term debt                                (0.3)  (0.5)
     Net short-term borrowings                                 29.1   38.2
     Proceeds from issuance of common stock                     0.5    0.3
     Purchase of common stock for treasury                     (6.4)
     Cash dividends on common stock                           (30.0) (29.9)
                                                              ------ ------
     Net cash provided (used) by
        financing activities                                   (7.1)   8.1

   Effect of Exchange Rate Changes on Cash                      2.0    2.5
                                                              ------ ------

   Decrease in Cash and Cash Equivalents                      (28.8)  (7.2)

   Cash and Cash Equivalents,
      Beginning of Period                                      69.3   43.7
                                                              ------ ------
   Cash and Cash Equivalents,
      End of First Quarter                                   $ 40.5 $ 36.5
                                                              =====  =====

                   THE STANLEY WORKS AND SUBSIDIARIES
                    CONSOLIDATED STATEMENT OF CHANGES
                         IN SHAREHOLDERS' EQUITY
                          (Millions of Dollars)

                                                   THREE MONTHS
                                                  1995       1994


    Balance at beginning of year              $   744.2  $   680.9

    Net earnings                                   28.7       25.6

    Currency translation adjustment                (7.3)      (1.7)

    Cash dividends declared                       (15.6)     (15.2)

    Net common stock activity                      (2.3)       2.6

    ESOP debt                                       2.2        2.1
                                                --------  --------
    Balance at end of first quarter           $   749.9  $   694.3
                                                ========  ========






























                                      -8-
                        THE STANLEY WORKS AND SUBSIDIARIES
                           BUSINESS SEGMENT INFORMATION
                               (Millions of Dollars)

                                                      FIRST  QUARTER
                                                      1995       1994
  INDUSTRY SEGMENTS

  Net Sales
    Tools
       Consumer                                   $   173.5  $   162.6
       Industrial                                     143.8      130.5
       Engineered                                     166.5      148.6
                                                    --------   --------
            Total Tools                               483.8      441.7
    Hardware                                           84.7       77.6
    Specialty Hardware                                 74.8       66.4
                                                    --------   --------
         Consolidated                             $   643.3  $   585.7
                                                    ========   ========

  Operating Profit
    Tools                                         $    53.0  $    48.4
    Hardware                                            8.5        8.9
    Specialty Hardware                                  2.6        3.1
                                                    --------   --------
      Total                                            64.1       60.4
    Net corporate expenses                             (8.9)     (11.0)
    Interest expense                                   (8.9)      (8.1)
                                                    --------   --------
       Earnings before
         income taxes                             $    46.3  $    41.3
                                                    ========   ========

  GEOGRAPHIC AREAS

  Net Sales
    United States                                 $   454.6  $   420.2
    Europe                                            107.8       88.4
    Other Areas                                        80.9       77.1
                                                    --------   --------
         Consolidated                             $   643.3  $   585.7
                                                    ========   ========

  Operating Profit
    United States                                 $    46.7  $    44.8
    Europe                                             12.4        9.7
    Other Areas                                         5.0        5.9
                                                    --------   --------
         Total                                    $    64.1  $    60.4
                                                    ========   ========